Exhibit 3.6

CIRCUIT CITY STORES, INC.

ARTICLES OF AMENDMENT

1.	Name: The name of the corporation is Circuit City Stores, Inc. (the “Company”).

2.	Text of the Amendment: Article IV of the Articles of Incorporation of the Company, as amended to the date hereof, is hereby amended by deleting Section D thereof in its entirety.

3.	Date of Adoption: The amendment was adopted on June 18, 2002.

4.
Manner of Adoption:    The amendment was duly adopted by the Board of Directors without shareholder approval. Shareholder approval was not required under Section 13.1-639E of the Virginia Stock Corporation Act because the amendment deletes provisions originally adopted by the Board of Directors without shareholder approval which fixed the preferences, limitations and relative rights of a series, no shares of which were then or are now outstanding.

IN WITNESS WHEREOF, the undersigned has executed the Articles of Amendment on behalf of the Company as of October 1, 2002.

CIRCUIT CITY STORES, INC.

By:	/s/ Michael T. Chalifoux
An Authorized Officer